Exhibit 4.2

THIRD AMENDMENT OF

RIGHTS AGREEMENT

THIS THIRD AMENDMENT OF RIGHTS AGREEMENT (this “Amendment”) is dated as of September 9, 2004, between Exar Corporation, a Delaware corporation (the “Company”), and EquiServe Trust Company, N.A. (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of December 15, 1995, as amended May 1, 2000 and December 5, 2001 (the “Rights Agreement”).

WHEREAS, the Rights Agent was substituted for the former rights agent, Fleet National Bank f/k/a BankBoston, N.A., on December 5, 2001.

WHEREAS, Section 27 of the Rights Agreement provides that the Rights Agreement may be supplemented or amended by a written document signed by the Company and the Rights Agent.

NOW, THEREFORE, on the basis of the foregoing premises, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent hereby agree as follows:

1. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on September 9, 2014 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

2. Except as amended hereby, the Rights Agreement and all schedules or exhibits thereto shall remain in full force and effect.

3. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Rights Agreement.

4. This Amendment shall be governed by Sections 26, 27, 29, 30, 31, 32 and 33 of the Rights Agreement as though such sections were set forth herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

“COMPANY”	EXAR CORPORATION

By:

Name:

Title:

“RIGHTS AGENT”	EQUISERVE TRUST COMPANY, N.A.

By:

Name:

Title: